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                                                                   EXHIBIT 14(b)

INDEPENDENT AUDITORS' CONSENT

Merrill Lynch Multi-State Limited Maturity Municipal Series Trust:

  We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated September 12, 1997 appearing in the annual report to shareholders of the Merrill Lynch Multi-State Limited Maturity Municipal Series Trust for the year ended July 31, 1997, and to the references to us under the captions "Comparison of the State Funds and Limited Maturity Portfolio--Financial Highlights" and "Experts" appearing in the Proxy Statement and Prospectus, which is part of such Registration Statement.

Deloitte & Touche LLP
Princeton, New Jersey

November 24, 1997